EXHIBIT 23

Coopers
& Lybrand

                 Consent of Independent Accounts


We consent to the incorporation by reference to the registration statement of Modine Manufacturing Company and Subsidiaries on Form S-8 (File Numbers 2-63714, 2-86984, 2-87299, 2-86985, 33-1764, 33-58544, 2-
55398, 33-66436, 33-66438, 33-66442, 33-66440, 33-54719, 33-54721, 33-
54723 and 33-54725) of our report dated May 1, 1995 on our audits of the consolidated financial statements and financial statement schedules of Modine Manufacturing Company and Subsidiaries as of March 31, 1995 and 1994, and for the years ended March 31, 1995, 1994 and 1993, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND LLP

/s/COOPERS & LYBRAND LLP


Chicago, Illinois
June 21, 1995